Exhibit 5.1

Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512

September 19, 2006

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Danaos Corporation

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) to Danaos Corporation (the “Company”) in connection with the Company’s Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the issuance and sale by the Company of up to 11,787,500 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, including 1,537,500 Shares that may be sold pursuant to the exercise of an over-allotment option, and related preferred stock purchase rights (the “Rights”) under a Stockholder Rights Agreement dated as of September 18, 2006 (the “Stockholder Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as rights agent.

In so acting, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus (the “Prospectus”) included therein, (ii) the purchase agreement (the “Purchase Agreement”) to be executed among the Company and the underwriters named therein in the form filed by the Company as an exhibit to the Registration Statement, (iii) the Stockholder Rights Agreement, and (iv) originals, or copies certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company.  We have also assumed the power, authority and legal right of all parties (other than the Company) to the Purchase Agreement and the

Stockholder Rights Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of such documents by such parties.

This opinion is limited to Marshall Islands Law as of the date hereof.  In rendering our opinion in Paragraph E below we have, with your permission, relied on the opinion addressed to you dated the date hereof of Morgan, Lewis & Bockius LLP, U.S. counsel to the Company, with respect to the Stockholder Rights Agreement.  In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of The Marshall Islands on the date hereof.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.            The Company is a corporation domesticated, validly existing and in good standing under the law of the Republic of The Marshall Islands.

B.            The Company has the corporate power and authority to enter into, execute, deliver and perform the Stockholder Rights Agreement.

C.            The Company has duly authorized the Shares and the issuance thereof, and upon due execution and delivery of the Purchase Agreement by the parties thereto in the form filed by the Company as an exhibit to the Registration Statement, when the Shares are issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

D.            The Company has duly authorized the execution and delivery of the Stockholder Rights Agreement and the issuance of the Rights, and has duly executed and delivered the Stockholder Rights Agreement.

E.                                      When issued in accordance with the terms of the Stockholder Rights Agreement, the Rights will have been validly issued and will constitute valid and binding obligations of the Company.

Our opinion in Paragraph E above is subject to the qualification that the rights and remedies of any party to the Stockholder Rights Agreement (a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP